SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2003

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

Lithium Technology Corporation (the “Company” or “LTC”) implemented the previously reported reverse stock split effective at 5:00 PM EDT on July 28, 2003. The Company believes that the split will make its capital structure more attractive to investors.

The reverse stock split was approved by the Company’s Board of Directors (the “Board”) at an exchange ratio of one-for-twenty. Previously, the reverse split, in three possible exchange ratio scenarios (one-for-ten, one-for-fifteen or one-for-twenty), had been approved by the Board and the holders of a majority of the Company’s voting stock with the final exchange ratio to be determined by the Board. In determining the final exchange ratio, the Board considered a variety of factors including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the market price per share of the Company’s common stock, business and transactional developments, and the Company’s actual and projected financial performance.

As a result of the reverse stock split becoming effective, every twenty shares of LTC common stock outstanding on July 28, 2003 will be combined into one share of LTC common stock. This action reduces the number of outstanding shares of LTC common stock from approximately 88.2 million to approximately 4.4 million and the number of fully diluted shares of LTC common stock from approximately 278 million to approximately 14 million. The certificates representing the outstanding pre-reverse stock split shares of common stock will not be required to be exchanged for new certificates representing post-reverse stock split shares. Existing certificates will be deemed automatically to constitute and represent the correct number of post-split shares without further action by Company stockholders.

Proportionate adjustments based on the reverse stock split ratio have also be made to the per share exercise price and number of shares issuable upon the exercise of all outstanding convertible securities, as a result of the reverse stock split becoming effective.

The symbol for the Company’s common stock was changed to LTHU.OB as a result of the reverse stock split and continues to trade on the OTC Bulletin Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LITHIUM TECHNOLOGY CORPORATION (Registrant)

By:	/s/ DAVID J. CADE
David J. Cade Chairman and Chief Executive Officer

Date: July 30, 2003

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